November 4, 2004




Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington DC 20549


         Re: International Surfacing, Inc.

Dear Sirs/Madams:

We have read Item 4.01 of International Surfacing, Inc.'s Form 8-K/A dated November 4, 2004, and we agree with the statements made therein.


Yours truly,


/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.